Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. PRICES TENDER OFFER

FOR ITS 8.25% SENIOR SUBORDINATED NOTES DUE 2013

Jacksonville, Fla. – July 17, 2007 – Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of military vehicles, vehicle armor systems and life safety and survivability systems serving military, law enforcement, homeland security and commercial markets, announced today certain pricing terms of its previously announced tender offer (“Offer”) to purchase for cash all of its outstanding 8.25% Senior Subordinated Notes due 2013, CUSIP No. 042260AB5 (the “Notes”), which, along with the related consent solicitation (“Solicitation”), are being conducted pursuant to the terms of and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 2, 2007 (the “Offer to Purchase”).

The total consideration for each $1,000 principal amount of the Notes (the “Total Consideration”), which will be payable in respect of the Notes that are accepted for payment and that were validly tendered on or prior to 5:00 p.m., New York City time, on July 16, 2007 (the “Consent Payment Deadline”), will be $1,066.53 per $1,000 principal amount of the Notes, based on an assumed payment date of July 31, 2007 (the "Payment Date"), which is the business day following the Expiration Date (as defined below) of the Offer. The “Tender Offer Consideration” is the Total Consideration minus a $20.00 consent payment (the “Consent Payment”). The Total Consideration was determined as of 2:00 p.m., New York City time, on July 16, 2007, and is equal to, for each $1,000 principal amount of Notes, (i) the sum of the present value on the Payment Date of (a) $1,041.25 (the amount payable on August 15, 2008, which is the date the Notes first become callable (the “First Call Date”)), plus (b) the interest that would be payable on, or accrue from, February 15, 2007, the most recent interest payment date, until the First Call Date, in each case, determined on the basis of a yield to the First Call Date equal to the sum of (x) the bid-side yield on the 4.125% U.S. Treasury Note due August 15, 2008, which UBS Investment Bank calculated as 4.983% as of 2:00 p.m., New York City time, on July 16, 2007, in accordance with the Offer to Purchase, plus (y) a fixed spread of 50 basis points, minus (ii) accrued and unpaid interest from February 15, 2007 to, but not including, the Payment Date. The Consent Payment of $20.00 per $1,000 principal amount of Notes is included in the calculation of the Total Consideration and is not in addition to the Total Consideration.

In addition to the Total Consideration, such tendering holders will receive accrued and unpaid interest up to, but not including, the Payment Date with respect to Notes validly tendered and not validly withdrawn prior to the Consent Payment Deadline pursuant to the Offer.

The Offer shall expire at 12:00 midnight, New York City time on July 30, 2007 (the “Expiration Date”), unless extended or earlier terminated. Holders who validly tender their Notes after the Consent Payment Deadline and on or prior to the Expiration Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest up to, but not including, the Payment Date.

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13386 International Parkway Jacksonville, FL 32218 Tel: 904.741.5400 Fax: 904-741-5403

As of the Consent Payment Deadline, Armor had received tenders of Notes and deliveries of related consents from holders of approximately 99.83% of the principal amount of the outstanding Notes. As a result of obtaining the requisite consents, Armor will execute and deliver a supplemental indenture setting forth the amendments to the indenture governing the Notes, which will eliminate substantially all restrictive covenants and certain event of default provisions in the indenture, as detailed in the Offer to Purchase. The supplemental indenture provides that the amendments to the indenture will become operative only on the payment date for the tendered Notes accepted by Armor for purchase pursuant to the Offer.

Armor’s obligation to accept for purchase and pay for the Notes validly tendered and consents validly delivered, and not validly withdrawn or revoked, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, Armor’s waiver of, certain conditions including (1) the consummation of the proposed merger of Jaguar Acquisition Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of BAE Systems, Inc., with and into Armor pursuant to an Agreement and Plan of Merger among Armor, BAE Systems, Inc. and Merger Sub dated as of May 7, 2007; and (2) certain other general conditions, each as described in more detail in the Offer to Purchase.

This announcement is not an offer to purchase, or a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Offer and Solicitation are being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.

Requests for documents may be directed to the Information Agent for the Offer and Solicitation, Global Bondholder Services Corporation, by telephone at (866) 804-2200 (toll free) or (212) 430-3774, or in writing at 65 Broadway – Suite 723, New York, NY 10006. Questions regarding the terms of the Offer and Solicitation should be directed to the Dealer Manager and Solicitation Agent, UBS Investment Bank, at (888) 722-9555, ext. 337-4210 (toll-free) or (203) 719-4210 (collect).

About Armor Holdings, Inc.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3, its 2006 Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q.

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